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                                                                      Exhibit 11
                                                                      ----------


          FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
          -----------------------------------------------------------
                          FIRST UNION MANAGEMENT, INC.
                          ----------------------------
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                ------------------------------------------------
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                             Three Months Ended         Nine Months Ended
                                                September 30,             September 30,
                                            -------------------        ------------------
                                             1994         1993          1994        1993
                                            -----         -----        -----        -----
Shares Outstanding:
  For computation of primary net
    income per share -
    Weighted average                        18,107       18,095        18,115      18,093
                                           =======      =======       =======     =======
  For computation of fully diluted
    net income per share -

    Weighted average, without regard
    to exercise of shares under
    share option or restricted
    stock plans                             18,104       18,095        18,109      18,086

    Weighted average of outstanding
    shares issued under restricted
    stock plan                                   6           --             9          --

    Weighted average of outstanding
    shares issued under share
    option plans                                --           --            --           7

    Weighted average of outstanding
    shares repurchased                          (3)          --            (3)         --
                                           -------      -------       -------     -------
  Adjusted shares outstanding               18,107       18,095        18,115      18,093
                                           =======      =======       =======     =======



Net Income                                 $ 1,605      $ 2,901       $ 4,871     $13,394
                                           -------      -------       -------     -------


Per Share - Primary and fully diluted:
  Income from operations                   $   .09      $   .16       $   .27     $   .48
  Capital gains
                                                                                      .26
                                           -------      -------       -------     -------
  Net income                               $   .09      $   .16       $   .27     $   .74
                                           =======      =======       =======     =======